SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

RiverNorth Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

325 N. LaSalle Street

Suite 645

Chicago, IL  60610

TELEPHONE NUMBER:

(312) 832-1440

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Patrick W. Galley

325 N. LaSalle Street

Suite 645

Chicago, IL  60610

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Chicago and State of Illinois on this 31st day of July, 2006.

ATTEST:	RiverNorth Funds

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By: R. Todd Francisco, Secretary	By: Patrick W. Galley, President